    As filed with the Securities and Exchange Commission on December 8, 1999
                           Registration No. 333-90637

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                         FORM S-3 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ACCUMED INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 36-4054899
   -------------------------------                  -------------------
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                  Identification no.)

                        920 N. FRANKLIN STREET, SUITE 402
                             CHICAGO, ILLINOIS 60610
                                 (312) 642-9200
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                PAUL F. LAVALLEE
                             Chief Executive Officer
                           AccuMed International, Inc.
                        920 N. Franklin Street, Suite 402
                             Chicago, Illinois 60610
                                 (312) 642-9200
            --------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    Copy to:
                             JOYCE L. WALLACH, ESQ.
                           AccuMed International, Inc.
                        920 N. Franklin Street, Suite 402
                             Chicago, Illinois 60610
                                 (312) 642-9200
                             Telecopy (312) 642-2985

        Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

        If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       CALCULATION OF REGISTRATION FEE(1)

                                                   PROPOSED             PROPOSED
                                                    MAXIMUM              MAXIMUM
    TITLE OF                                       AGGREGATE            AGGREGATE
 SECURITIES TO BE            AMOUNT TO BE            PRICE               OFFERING          REGISTRATION
   REGISTERED                 REGISTERED          PER SHARES(2)          PRICE                 FEE
-------------------------------------------------------------------------------------------------------
Common Stock
  Underlying
  Convertible Note          250,000 shares           $1.75               $437,500             $122
-------------------------------------------------------------------------------------------------------
TOTAL                       250,000 shares           $1.75               $437,500             $122
-------------------------------------------------------------------------------------------------------


(1)     Fee was paid upon filing of the Registration Statement November 9, 1999.


(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on $1.75 per share, the average of the high and low sales prices reported for the Common Stock on November 4, 1999.

PROSPECTUS

                                 250,000 SHARES
                           ACCUMED INTERNATIONAL, INC.
                                  COMMON STOCK

        This prospectus relates to 250,000 shares of common stock of AccuMed International, Inc., a Delaware corporation. These shares are offered by the selling securityholder. AccuMed will not receive any of the proceeds from any sales of the shares. The selling securityholder is entitled to acquire the shares by converting its convertible note. If the selling securityholder fully converts its convertible note, AccuMed will not have to repay the CND$500,000 principal amount of the convertible note. See "Selling Securityholder."

        The common stock is quoted on the Nasdaq SmallCap Market under the trading symbol "ACMI." The selling securityholder may, from time to time, sell the shares at market prices prevailing on Nasdaq at the time of the sale or at negotiated prices under the terms described under the caption "Plan of Distribution."

        The last reported sale price for the common stock on December 3, 1999, as reported on the Nasdaq SmallCap Market, was $3.90 per share.

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 10.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus and the related registration statement filed with the Securities and Exchange Commission have been prepared at AccuMed's expense as required by the convertible note. We estimate that our related expenses will be approximately $21,000. No underwriting commissions or discounts will be paid by AccuMed in connection with this offering.

             This date of this prospectus is _____________________.

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
Special Note Regarding Forward Looking Statements
Prospectus Summary ..............................................................5
About AccuMed ...................................................................5
Risk Factors ...................................................................10
Use of Proceeds ................................................................18
Common Stock Market Price Data .................................................19
Selling Securityholder .........................................................20
Certain Relationships and Transactions .........................................20
Plan of Distribution ...........................................................21
Legal Matters ..................................................................22
Experts ........................................................................22
Where You Can Find More Information ............................................23

                        ---------------------------------

        As used in this prospectus, the terms "we," "us," "our," and AccuMed mean AccuMed International, Inc., a Delaware corporation and its subsidiary Oncometrics Imaging Corp., unless the context indicates a different meaning. The term "common stock" means our common stock, $0.01 par value per share.

                           FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be found under the headings "Prospectus Summary," "Risk Factors," "Use of Proceeds," and "Business," among others. These statements describe our beliefs concerning the future based on currently available information. We do not intend to update the forward-looking statements included in this prospectus. Our actual results could differ materially from those contained in the forward-looking statements due to a number of risks and uncertainties. Forward-looking statements typically are identified by the use of terms such as "may," "will," "expect," "anticipate," "believe," "estimate," and similar words. Some forward-looking statements are expressed differently. Important factors that could cause our actual results to differ materially from our expectations expressed in the forward-looking statements are set forth under the caption "Risk Factors" and in other sections of this prospectus.

        The following are trade names and common law trademarks or registered trademarks of AccuMed: the "ACCUMED" logo and name, "ACCELL," "TRACCELL," "ACCUTECH, "ACCELL-SAVANT," "ONCOMETRICS," "SPECIFIND," "MACCELL," "MACROVISION," "RELATIONAL CYTOPATHOLOGY REVIEW GUIDE," "IMPROVING CYTOLOGY PROCESSES," and "AND YOU THOUGHT YOU'D SEEN IT ALL."

                               PROSPECTUS SUMMARY


        You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering. You should also read the information incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                  ABOUT ACCUMED

OUR BUSINESS

        We are developing and commercializing products for use by clinical diagnostic laboratories to review and analyze cytology and histology samples. Pap smears and other microscope slide-based cellular samples are examples of cytology tests. Frozen sections in anatomic pathology laboratories and immunohistochemistry are examples of histology tests. Our products use our exclusively owned technology, some of which is patented. AccuMed's primary focus is developing cytology and histology products that improve the quality of cell-based and tissue-based specimen analyses and increase productivity in the clinical diagnostic laboratory. The first products we developed were designed for review and analysis of both cervical and non-cervical conventional Pap smears and Pap smears using liquid-based preparations.

        Our first cytopathology product is the AcCell Cytopathology System, an automated slide handling and data management system embedded in a microscopy workstation. We first began selling AcCell Systems at the end of the first quarter of 1996. Our second cytopathology product, the TracCell 2000 Slide Mapping System, is an electronic slide mapping system. The TracCell 2000 is a tool designed to increase productivity by automatically creating a computerized map that excludes from human review empty space and certain some portions of the specimen that are not relevant to diagnosis. This mapping permits a more efficient analysis of the slide specimen. A human screener can then review the mapped specimen through an AcCell microscopy workstation. In August 1997, the Food and Drug Administration granted AccuMed clearance to market the TracCell 2000 in the United States.

        We believe that our AcCell cytopathology workstations and systems are the only computer-aided cytology screening products available to the clinical cytology market that allows customers to upgrade to more fully automated versions. This product line can be used in analyzing both gynecological and non-gynecological specimens using both conventional Pap smears as well as liquid- based preparations of any specimen type.

        Although the cervical Pap test is the largest volume diagnostic cytology test, the pathology laboratory routinely conducts other tests based on samples from numerous organs and areas of the body. Implementing these tests effectively requires precision optical microscopy and careful error-free management of data. AccuMed is currently developing products for these applications by combining our AcCell technology with other technology for use in analyzing these samples in a manner similar to that of qualitative and quantitative Pap tests. The tests and methods rely, in part, on computer-aided microscopy, electronic imaging, image cytometry, digital image processing and analysis, cytochemistry and histochemistry, and medical informatics technologies.

        Early Lung Cancer Screening. AccuMed has also developed and assembled technologies and systems that could lead to a much more effective, sensitive, reliable, and commercially viable early lung cancer testing program. This could lead to diagnosing lung cancer at earlier stages when the disease is more curable.

        We believe a screening program for early lung cancer detection and diagnosis is possible. It must rely upon identifying and recruiting high-risk patient populations into non-invasive screening programs before the patients become symptomatic. A screening program for high-risk individuals has the potential to save lives and significantly reduce overall healthcare costs through earlier detection and treatment.

        To achieve this goal, AccuMed is developing a cell and sample analysis instrument platform, the AcCell-Savant. The AcCell-Savant, a quantitative microscopy analytical instrument, includes features and benefits derived, in part, from the AcCell workstations and TracCell slide mapping systems. It relies on several core technologies including cytochemistry, computer-aided microscopy, electronic imaging, digital image processing and analysis, and medical informatics. This cell analysis platform facilitates the direct measurement of cellular changes (e.g., "MAC" or Malignancy-Associated Changes) associated with early disease development and progression. We believe these cellular tests could be performed, with the AcCell-Savant, more sensitively, accurately, and reproducibly than is possible conventional methods. The instrument's photodetectors, electro-mechanical precision, ability to focus selectively cell-by-cell and nucleus-by-nucleus on the most informative cell populations, image processing and analysis algorithms, and statistical calibration and classification methods gives the cytotechnologist, cytopathologist, and cytologist-in-general the ability to analyze multiple lung cancer markers and probes simultaneously for improved sensitivity, specificity and positive predictive value. The human-machine interface allows the pathologist to consider, in suspicious cases, the objective, visual and subvisual AcCell-Savant data in their patient diagnostic reports.

        We conducted a two-year field study with the British Columbia Cancer Agency and a consortium of hospitals. The study included approximately 1,100 patient cases at high-risk for early lung cancer. The study took place in five countries on three continents. Study results show that conventional sputum cytopathology has a poor sensitivity for early stage lung cancer detection though conventional methods can result in accurate diagnoses of lung cancer at late stages when no therapy can effectively improve the patient outcomes. This study also demonstrated that the AcCell-Savant approach can be several times more accurate in detecting lung cancer in its early, most curable stage, compared to conventional sputum testing.

        We anticipate significant performance improvements for early detection of lung cancer based upon current research and development activities in enhanced and innovative methods of specimen collection; sample deposition, fixation, and staining; panel test design with multiple probes; image analysis algorithms; and computer-aided pattern recognition and classification methods.

        Our research and development efforts are geared toward developing the lung detection product to the point where we can conduct clinical trials required to apply for FDA approval to market the product in the United States. We anticipate being ready to start clinical trials in 2001.

        Our exclusively owned technologies, including the AcCell and AcCell Savant, are instrument platforms that can support a wide variety of manual, semi-automated and automated medical tests involving cells and tissue. AccuMed is exploring business arrangements to apply our platforms to new markets, in addition to early lung cancer testing.

        Markets and Products. AccuMed's products are sold to customers that operate principally in the clinical laboratory segments of the healthcare market. Currently, marketing of the AcCell systems is conducted through one employee and is focused primarily in the research and development markets. Modest sales of the AcCell-Savant have been made to academic and research laboratories through licensing agreements which provide AccuMed the right to commercialize any intellectual property developed by the laboratories related to applications related to use of the AcCell-Savant developed by those laboratories.

        In the United States, we are currently permitted to sell the AcCell-Savant for research use and clinical use with restrictions. To sell the AcCell-Savant in the United States for other purposes, we will need to obtain FDA clearance of a pre-market approval application of the product.

        We are exploring business arrangements with partners to combine Savant and/or AcCell technology with the partner's intellectual property. In these arrangements, AccuMed would sell its platforms for use in combination with the partner's intellectual property. We are also exploring business arrangements with partners that may further speed the commercialization of the early lung cancer screening test by bringing additional technology (e.g., lung cancer probes for panel assays), prospective customers (e.g., clinical trial sites and end-users), distribution channels (e.g., pharmaceutical industry), and programmatic funding.

RECENT DEVELOPMENT - PROPOSED MERGER

        On November 16, 1999, AccuMed and Microsulis Corporation, a Florida corporation, agreed to pursue a merger in which Microsulis would become a wholly-owned subsidiary of AccuMed. In the merger, AccuMed would issue to the Microsulis stockholders 10,521,190 shares of common stock, and five-year warrants to purchase 2,711,646 shares of common stock at $6.75 per share. When the merger is completed, AccuMed's current stockholders would retain an aggregate of approximately 37.5% of the outstanding common stock and the Microsulis stockholders would own an aggregate of approximately 62.5% of the outstanding common stock.

        AccuMed would also grant stock options to purchase 645,000 shares of common stock at an exercise price of $5.00 per share to replace Microsulis stock options. We would also grant an aggregate of 360,000 stock options exercisable at $2.50 per share to the non-employee directors. A total of 750,000 stock options would be granted to two executive officers exercisable at a minimum of $2.50 per share.

        AccuMed has loaned Microsulis and its subsidiary a total of $588,000 and we have agreed to loan them up to a total of $650,000. The loans carry interest at 10% annually and are secured by a lien on Microsulis' Microwave Endometrial Ablation systems described in the following paragraph. If the merger is not completed, Microsulis will be required to repay the loans with interest on April 18, 2000.

        Microsulis markets, distributes and may manufacture a Microwave Endometrial Ablation (MEA) system for treatment of menorrhagia, a condition of excessive menstrual blood loss in women. MEA is a minimally invasive day-patient or out-patient procedure for the treatment of menorrhagia which can be performed in approximately three to five minutes under local anesthesia. The typical at-home recovery period is approximately two to three days. Unlike other procedures currently on the market, the MEA system employs microwave frequency radiation, which allows for deeper penetration into the endometrium in a much shorter time period than other current procedures. During the procedure, a surgeon inserts an applicator into the uterus and moves the applicator from side to side until the therapeutic temperature is reached and the entire uterine cavity is covered.

        Microsulis has the exclusive right to distribute the MEA system in North America, Central America and South America pursuant to a 20-year license agreement with Microsulis PLC. Microsulis is presently marketing the MEA system for sale in Canada through its wholly-owned subsidiary, Microsulis (Canada) Inc., with the assistance of a distributor, Minogue Medical, Inc.

        We anticipate that the merger will be completed during the first quarter of 2000. Completion of the merger will require accomplishing several conditions. The most significant requirements are:

        - Both parties completing and being satisfied with the results of an investigation of the other party's business and financial condition.

        - SEC clearance of a registration statement registering the common stock to be issued in the merger, and clearance by the SEC of AccuMed's proxy materials for use in connection with a special meeting of our stockholders.

        - Approval of the merger by the stockholders of AccuMed and Microsulis.

        Our principal executive offices are located at 920 North Franklin Street, Suite 402, Chicago, Illinois 60610. Our telephone number is (312) 642-9200.

                                  THE OFFERING


Securities offered.........  250,000 shares of common stock offered by the selling securityholder.

Common Stock outstanding
  after the Offering.......  (5,741,901 shares, which includes 250,000 shares to be sold in this Offering.

Use of Proceeds............  AccuMed will not receive any proceeds from the sale of the shares in this Offering. If the selling securityholder fully converts its convertible note into the shares, AccuMed will not have to repay to the selling securityholder the CND$500,000 principal amount of its convertible note. Any resulting savings will be used by AccuMed for general corporate purposes, including research and development, and working capital.

Nasdaq SmallCap
Market Symbol..............  ACMI

--------------

(1) Based upon securities outstanding at December 3, 1999. Excludes the following shares of common stock issuable as described: (a) 2,229,784 shares issuable upon exercise of outstanding warrants; (b) 629,620 shares issuable upon conversion of outstanding preferred stock; (c) 675,437 shares issuable upon exercise of outstanding stock options; and
        (d) 88,650 shares reserved for issuance upon exercise of options available for future grant under AccuMed's stock option plans. Also excludes securities that would be issued if the merger with Microsulis is completed. See "About AccuMed--Recent Development - Proposed Merger."

                                  RISK FACTORS

        You should carefully consider the following factors and the other information in this prospectus before deciding to invest in the shares.

WE NEED TO RAISE ADDITIONAL FUNDS TO CONTINUE OUR OPERATIONS IN THE NEAR TERM.

        We have spent substantial funds for research and product development, and other working capital and general corporate purposes. We believe that our existing capital resources and anticipated internally generated revenues will not provide sufficient capital to meet AccuMed's current and projected requirements over the next 12 months. We will need to raise additional funds to continue our proposed operations during the next 12 months. We may seek to raise additional funds through public or private financings, collaborative relationships or other arrangements. Presently, we do not have any commitments for additional funds. We may be unable to obtain any financing sufficient to fund our proposed operations. If we fail to obtain adequate additional financing, we may need to delay or scale back some or all of our research and development programs, sales and marketing efforts, manufacturing operations or out-sourcing, clinical studies and regulatory activities. We may even be forced to cease our operations. If we raise additional funds by selling common stock and/or securities convertible into common stock, AccuMed's then-existing stockholders may experience a substantial decrease in the value of their investment in our common stock.

WE ARE UNCERTAIN OF THE AMOUNT OF OUR LONGER TERM FUNDING NEEDS.

        Even if we are able to raise the funds necessary to continue our proposed operations during the next 12 months, we do not know now whether we will be able to sustain our longer term operations through our future revenues. Whether we will need to raise funds to support our longer term operations will depend upon numerous factors including:

        - If and when we are able to complete the proposed merger with Microsulis.

        - The costs, timing and success of our efforts to develop the AcCell-Savant lung cancer screening product or other AcCell-based and Savant-based products, some of which will require FDA clearance for U.S. sales beyond the current research related sales.

        - Whether we are able to increase sales of our existing products and the AcCell-Savant.

        - Our ability to cost effectively contract with a third party manufacturer, or the costs and timing of expansion of our own manufacturing capacity, to produce our existing products and the AcCell-Savant.

        - Our ability to timely enter into financially beneficial business arrangements with partners to combine our AcCell and/or Savant technologies with a partner's technology.

THERE IS ONLY A SHORT PERIOD IN WHICH YOU CAN EVALUATE OUR OPERATING AND FINANCIAL RESULTS IN CONDUCTING OUR CURRENT BUSINESS.

        At the end of January 1999, we sold our microbiology business and shifted our focus exclusively to our cytopathology and histology testing products. We have a very short period of operating results on which you can evaluate our financial results based on this product focus.

        Our company's product focus has changed significantly several times since our original predecessor, Alamar Biosciences, Inc., began its business with a single microbiology product in 1988. Through a merger at the end of December 1995, that business was combined with the initial AccuMed cytopathology products AcCell and TracCell, as well as an English subsidiary which manufactured microbiology testing products.

        In March 1997, AccuMed acquired the ESP product line from Difco Systems, Inc. We conducted the ESP business in a profitable manner for just short of two years when we sold our microbiology division, which included the ESP business, the English subsidiary and the original Alamar product line.

        In October 1996, AccuMed acquired a two-thirds interest in our subsidiary Oncometrics, which was formed in 1995. In June 1998, we acquired sole ownership of Oncometrics. We have been working on developing and initial testing of the AcCell-Savant lung cancer screening product since we acquired Oncometrics.

WE HAVE EXPERIENCED LOSSES FROM CONTINUING OPERATIONS, HAVE A SUBSTANTIAL ACCUMULATED DEFICIT, AND MAY NEVER BECOME PROFITABLE.

        We have incurred significant net operating losses in each fiscal quarter since we have been in business. For the fiscal year ended December 31, 1998, and for the nine-month period ended September 30, 1999, AccuMed's net operating losses from continuing operations were approximately $10,359,755 million and $1,080,118 million, respectively. As of September 30, 1999, AccuMed had an accumulated deficit of approximately $55,508,038 million.

        We expect to continue to experience losses for the foreseeable future until the time, if ever, as AccuMed is able to sell products sufficient to generate revenues adequate to support our operations. We may never be able to achieve sales sufficient to generate revenues needed to support profitable operations.

IF ACCUMED LIQUIDATES, THE PREFERRED STOCK HOLDERS MUST RECEIVE FULL PAYMENT BEFORE ANY REMAINING FUNDS MAY BE PAID TO COMMON STOCK HOLDERS.

        If AccuMed were to liquidate, proceeds from the sale of assets would be applied first to satisfy any of our outstanding indebtedness, including trade debt. At December 3, 1999, our only indebtedness, other than trade debt, is the selling securityholder's convertible note in the principal amount of CND$500,000 and a repayable contribution to our subsidiary in the amount of $187,000. The selling securityholder will need to convert its convertible note, at least in part, if it is to sell shares in this offering. Any proceeds remaining after full payment of all our indebtedness would be applied to pay the liquidation preference of any our preferred stock outstanding at liquidation. The aggregate liquidation preference of our preferred stock outstanding at December 3, 1999 is $4,249,735. If we were to liquidate, there may be inadequate sale proceeds to distribute any funds to holders of common stock following payment of our indebtedness and liquidation preferences on our preferred stock.

OUR PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET.

        AccuMed has generated limited revenues from the sale of its cytopathology products to date. If we are to become profitable, we will need primarily to successfully develop and market the AcCell, TracCell and/or AcCell-Savant in markets requiring instruments that analyze cells and/or tissues objectively , like early lung cancer detection, among many others. Our success will also depend, but to a lesser extent, on our ability to achieve market acceptance of our existing AcCell systems and TracCell 2000 for use in connection with cervical cancer screening by cytopathology laboratories

        AccuMed currently markets the AcCell cytopathology products directly and on a limited basis in order to collect, analyze and document performance data of the products in several primary clinical cytology laboratory market segments. We are currently developing the prototype of the AcCell-Savant for clinical uses, as opposed to research use. We began marketing the AcCell-Savant research system in 1999. This marketing has resulted in modest sales of the AcCell-Savant to academic and research laboratories through licensing agreements which provide AccuMed a right to commercialize any intellectual property related to applications developed by those laboratories.

WE HAVE LIMITED EXPERIENCE WITH SALES, MARKETING AND DISTRIBUTION AND HAVE NO THIRD-PARTY DISTRIBUTORS.

        If we are to increase our revenues and achieve profitability, we must achieve significant acceptance and willingness of potential customers to purchase our current and proposed products. We have only limited experience marketing and selling our cytopathology products. We currently distribute our products directly through one internal sales employee. AccuMed currently has no arrangements with third-party distributors to sell our products. We intend to continue to distribute our products in-house. If product demand increases, we may expand our internal sales and marketing efforts and/or enter into arrangements with third-party distributors.

        In May 1996, AccuMed entered into its first distribution arrangement for sales of cytopathology products within the Western Hemisphere by Olympus Americas. At that time we also began our initial direct sales of cytopathology products. In September 1997, AccuMed and Olympus terminated the distribution agreement. Olympus sold very few AcCell Systems to end-users prior to termination of the agreement. As required by the agreement, AccuMed has repurchased the AcCell systems that were in Olympus' inventory.

        In August 1998, AccuMed and Leica Microscopy and Systems GmbH terminated a distribution agreement, entered into in May 1997, which had granted Leica exclusive third-party distribution rights outside the Western Hemisphere for the AcCell systems. While the agreement was in effect, Leica sold very few AcCell systems.

        AccuMed and Sunquest Information Systems, Inc. entered into a five-year Finders Agreement on April 30, 1998. Sunquest has the right to market, in collaboration with AccuMed, licenses for AccuMed's AcCell, TracCell, SpeciFind and Data Management System/network software products to Sunquest software endusers in the United States and Canada. On October 23, 1998, AccuMed advised Sunquest that it refrain from making any efforts to sell products until further notice. No sales or licenses were made under the agreement.

        In order to achieve broad distribution of our products, we will need to enter into successful distribution arrangements. We may be unable to enter into and maintain arrangements with distributors on acceptable terms, or on a timely basis, if ever. If we are able to enter into these types of distribution arrangements, we will be dependent upon those distributors to assist us in promoting market acceptance of and demand for our products.

WE MAY BE UNABLE TO PROFITABLY MANUFACTURE OR CONTRACT FOR MANUFACTURE OF OUR CURRENT OR FUTURE PRODUCTS.

        We currently have a limited capacity to assemble our current AcCell and TracCell cytopathology products and do not plan to assemble additional units of these products. If demand for these products increases beyond what we are able to fill through our current inventory, we would need to obtain cost-effective contracts with a third party to assemble these products. Presently, we have a significant inventory of AcCell systems and no TracCells which we could use to fill sale orders. We may be unable to enter into a cost-effective arrangement for assembly of the these products on a timely basis, if at all. Also, we may be unable to obtain the component parts to assemble additional AcCell 2000 products, which were previously supplied by a variety of vendors.

        If we successfully develop the AcCell-Savant for lung cancer testing, we plan to contract with an outside assembler to assemble the products. We may be unable to enter into cost-effect contracts with a third party to assemble this product.

WE RELY ON OUR INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS.

        Our success may depend in part on our ability to obtain trademark protection for the names under which we market our products and to obtain copyright and patent protection of our proprietary software and other technology used in our products. However, we cannot assure you that we will be able to build and maintain goodwill in our trademarks or obtain trademarks or patent protection. Nor can we assure you that any trademark, copyright or issued patent will provide competitive advantages for us. It is also possible that our intellectual properties will be successfully challenged or circumvented by our competitors.

        We also rely on a combination of licensing arrangements, trade names, trade secrets, know-how and proprietary technology and policies and procedures for maintaining their secrecy in order to secure and protect our intellectual property rights.

        As of the date of this prospectus, AccuMed owns 18 issued patents, including 12 United States patents, four United Kingdom patents, one German patent, and one Canadian patent. In addition, AccuMed has 35 patent applications pending throughout the world, including 11 United States patent applications, eight Canadian patent applications, five German patent applications, five international patent applications, three European patent applications, one United Kingdom patent application, one Australian patent application, and one Japanese patent application. We are continuing to prepare additional patent applications.

        Since patent applications in the United States are maintained in secrecy until patents issue, and since publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, AccuMed cannot be certain that AccuMed or another relevant patent applicant was the first creator of inventions covered by pending patent applications or whether AccuMed or another patent applicant was the first to file a patent application for any particular invention. Protections relating to portions of technology subject to a patent application may be challenged or circumvented by competitors and other portions may be in the public domain or protectable only under state trade secret laws. There also can be no assurance that any patents, patent applications and patent licenses will adequately cover AccuMed's technologies.

        AccuMed owns a Canadian trademark registration for the mark "ONCOMETRICS." In addition, AccuMed has eight pending U.S. trademark applications for the marks "TRACCELL," "ACCELL-SAVANT," "ONCOMETRICS," "SPECIFIND," "MACCELL," "MACROVISION," "RELATIONAL CYTOPATHOLOGY REVIEW GUIDE," and "IMPROVING CYTOLOGY PROCESSES." AccuMed may file additional U.S. and foreign trademark applications in the future. However, no additional trademark registrations have yet been granted to AccuMed. There can be no assurance that any future registrations will be granted. Also, it is possible that third parties have or will adopt or register marks that are the same or substantially similar to those of AccuMed. In addition, third parties may be entitled to use a particular mark to the exclusion of AccuMed. Selecting new trademarks to resolve these situations could involve significant costs, including the loss of goodwill already gained by the marks previously used.

WE MAY FACE CHALLENGES FROM THIRD PARTIES REGARDING THE VALIDITY OF OUR PATENTS NOT INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

        AccuMed's success will also depend on its ability to avoid infringement of patent or other proprietary rights of others. AccuMed is not aware that it is infringing any rights of a third party, nor is it aware of proprietary rights of others for which it will be required to obtain a license in order to develop its products.

        We cannot be certain that AccuMed is not infringing the proprietary rights of others, or that we will not be required to defend ourself against claimed infringement of the rights of others. Adverse determinations in any infringement litigation could require AccuMed to pay substantial economic damages to third parties, could require AccuMed to seek licenses from third parties and could prevent AccuMed from manufacturing, selling or using certain of its products or technologies.

OUR COMPETITORS HAVE SIGNIFICANT FINANCIAL AND OTHER ADVANTAGES OVER US.

        Our AcCell system and TracCell 2000 are competing with products of other companies offering systems to analyze Pap smear tests. We believe that many of our competitors possess substantially greater financial resources than we. We also believe they have more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing, sales, and distribution.

        We know that TriPath Imaging currently markets imaging systems to re-examine or rescreen conventional Pap smear specimens previously diagnosed as negative. We are also aware that Cytyc and Morphometrix are developing devices for the preparation and analysis of Pap smear slides. AccuMed is aware that TriPath Imaging has submitted an imaging system for use as a primary means of screening Pap smear slides under a pre-market approval application to the FDA.

        If any company currently marketing rescreening products receives FDA clearance or approval for use of its product as a primary screening system to replace or work in conjunction with conventional Pap smear screening, or if automated analysis systems are developed and receive FDA clearance or approval, the use of conventional Pap smear screening could decrease substantially. This could substantially reduce the potential customer base for our AcCell and TracCell products.

WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP OUR PROPOSED PRODUCTS.

        Our growth and profitability partially depends upon our ability to complete development of and successfully introduce new products. We expect to need to undertake time-consuming and costly development activities and seek regulatory approval for the AcCell-Savant lung cancer screening product and other potential new products for early disease detection, diagnosis or therapeutic monitoring. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of the AcCell-Savant and other potential new products. Also, regulatory clearance or approval of these may not be granted on a timely basis, if ever. These new products may not meet the requirements of the applicable market or achieve market acceptance.

TO ACHIEVE SIGNIFICANT SALES OF OUR OF CURRENT AND FUTURE PRODUCTS WE MUST MEET REQUIREMENTS OF GOVERNMENT REGULATIONS.

        AccuMed's products and manufacturing processes are regulated by state and federal authorities, including the FDA and comparable authorities in certain states and other countries. Failure to comply with the applicable laws and regulatory requirements can result in, among other things, civil and criminal fines, product recalls, detentions, seizures, injunctions and criminal prosecutions. Furthermore, we will be unable to sell the AcCell-Savant in the U.S, other than for research use and clinical use with restrictions, in the United States without FDA clearance of a premarket approval application. We are currently conducting research and development with respect to the AcCell-Savant and have not yet begun clinical trials. Even if the AcCell-Savant and other new products are developed, they may not be cleared for marketing by the FDA or other applicable regulatory authorities. We are likely to need FDA clearance prior to U.S. sales of some of our other possible future products, as well as the AcCell-Savant.

        FDA authorization is based on a review of the product's safety and effectiveness for its intended uses. The process of obtaining marketing clearance from the FDA and other applicable regulatory authorities can be expensive, uncertain and time consuming, frequently requiring several years from the start of clinical trials or submission of data to the receipt of regulatory approval.

        Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain clearance by a foreign country may be longer or shorter than that required for FDA clearance, and the requirements may differ. Export sales of certain devices that have not received FDA marketing clearance generally are subject to both FDA certificate for product for export regulations and, in some cases, general U.S. export regulations. In order to obtain a FDA export permit, AccuMed may be required to provide the FDA with documentation from the medical device regulatory authority of the country in which the purchaser is located. We may be unable to obtain necessary foreign regulatory clearances and may incur significant costs in obtaining or maintaining any foreign regulatory clearances.

IF WE FAIL TO MAINTAIN THE LISTING REQUIREMENTS, OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALLCAP MARKET.

        Due to AccuMed's failure to meet the continued listing requirements of the Nasdaq National Market, Nasdaq moved trading of the common stock to the Nasdaq SmallCap Market on February 19, 1998, pursuant to a temporary exemption from the initial listing requirements. We met all of the requirements of Nasdaq to remove the temporary exemption and maintain trading of the common stock on the Nasdaq SmallCap Market, as long as AccuMed keeps on meeting Nasdaq's requirements for continued listing.

        In order to maintain listing on the Nasdaq SmallCap Market, AccuMed will have to maintain certain minimum financial and corporate governance requirements which generally requires (1) net tangible assets of $2,000,000, (2) a public float of 500,000 shares with a market value of $1,000,000, (3) a $1.00 minimum bid price, (4) 300 round lot stockholders, and (4) two market makers. We cannot assure you that AccuMed will be able to maintain compliance for continued listing.

        If the common stock is not listed on Nasdaq, trading, if any, in the common stock would be conducted in the non-Nasdaq over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of AccuMed's common stock could be impaired. This might result in a reduction in the number of shares be bought and sold, as well as delays in the timing of transactions. It might also lead to reduction in security analyst coverage, and lower prices for the common stock than might otherwise be attained. Consequently, it might be more difficult for investors to dispose of, or to obtain accurate quotations as to the market value of our common stock.

        Delisting could also result in the common stock becoming characterized as a low-priced or "penny" stock. This could severely limit the market liquidity for the common stock as it would be subject to compliance with federal securities regulations that limit the ability of broker-dealers to sell low-priced stock. This could, in turn, impede the ability of stockholders to sell their common stock.

OUR COMMON STOCK PRICE HAS BEEN VOLATILE.

        The market price of our common stock, like that of many other medical products and high technology companies, has in the past been, and is likely in the future to continue to be, highly volatile. Factors effecting potential volatility including:

        - announcements of mergers, acquisitions or dispositions of assets;

        -       fluctuations in operating results;

        - announcements of technological innovations or new commercial products by us or our competitors;

        -       announcements of private placements of securities;

        -       operating losses;

        -       economic and other external factors.

WE HAVE NEVER PAID, AND ARE NOT PLANNING TO PAY, DIVIDENDS.

        AccuMed has never paid cash or other dividends on its common stock and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

THE BOARD OF DIRECTORS IS AUTHORIZED TO ISSUANCE OF ADDITIONAL PREFERRED STOCK WHICH WOULD HAVE PREFERENCES OVER COMMON STOCK AND COULD DETER A CHANGE IN CONTROL.

        AccuMed's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of AccuMed's common stock. AccuMed is currently authorized to issued a total of 5,000,000 shares of preferred stock. We currently have outstanding 944,383 shares of Series A Convertible Preferred Stock.

        We do not currently intend to issue any other shares of preferred stock. However, if we do issue additional preferred stock, those shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of AccuMed. In addition, AccuMed may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control. AccuMed has no present plans to adopt any anti-takeover measures. However, some anti-takeover measures may be adopted without any further vote or action by the stockholders.

APPROXIMATELY 3,000,000 SHARES OF COMMON STOCK MAY BE SOLD IN THE PUBLIC MARKET UPON EXERCISE OR CONVERSION OF OPTIONS, WARRANTS AND PREFERRED STOCK.

        Sales of substantial amounts of common stock in the public market, or the possibility of these sales occurring, could adversely affect prevailing market prices for the common stock or the future ability of AccuMed to raise capital through an offering of equity securities. As of December 3, 1999, AccuMed has outstanding 5,491,901 shares of common stock which have been sold or are available for immediate sale in the public market pursuant to effective registration statements or exemptions from registration under the Securities Act, subject in the case of certain holders to the limitations applicable to affiliates pursuant to Rule 144 under the Securities Act. After this offering, the 250,000 shares offered may be resold immediately in the public market.

        As of December 3, 1999, AccuMed has effective registrations that will allow holders of options, warrants, and preferred stock to sell a total of 2,971,215 shares of common stock that they are entitled to acquire upon exercise of options and warrants and conversion of preferred stock as follows:

        -       2,229,784 shares issuable upon exercise of outstanding warrants;

        - 111,811 shares issuable upon exercise of options outstanding under the 1992 and 1995 option plans;

        - 629,620 shares issuable upon conversion of outstanding preferred stock.

We also plan to register the resale of approximately 563,626 shares issuable upon exercise of options outstanding under our 1997 stock option plan.

YEAR 2000 COMPLIANCE.

        The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data files containing a two-digit year is commonly referred to as the Year 2000 compliance issue. As the Year 2000 approaches, these systems may be unable to accurately process certain date-based information. AccuMed and third parties with which we do business rely on numerous computer programs in our day-to-day operations.

        AccuMed's Year 2000 compliance plan provided for and resulted in the conversion of non- compliant information technology systems in the third quarter of 1999. The conversion project involved three phases: selection and installation of hardware and software, loading the financial database into the new system, and testing. Conversion to Year 2000 compliant information technology systems was completed in the third quarter of 1999.

        AccuMed has reviewed its non-information technology systems and has determined that any required repair of replacement of imbedded technology should not have a significant impact on AccuMed's operations. AccuMed has received representations from its vendors of non-financial network servers and software that these products are Year 2000 compliant.

        All of AccuMed's products, including software sold in products to customers, have been developed with consideration for the millennium change, and have undergone specific Year 2000 date testing to verify and validate compliance.

        AccuMed has made inquiry of its bank and has received representations that the devices and software it uses is Year 2000 compliant.

                                 USE OF PROCEEDS

        AccuMed will not receive any proceeds from the sale of the shares by the selling securityholder. If the selling securityholder fully converts its convertible note into the shares, AccuMed will be relieved of the obligations to repay to the holder the CND$500,000 principal amount of the convertible note. Any resulting savings will be used by AccuMed for general corporate purposes, including research and development, and working capital. AccuMed has agreed to pay certain expenses in connection with this offering, currently estimated to be approximately $21,000.

                         COMMON STOCK MARKET PRICE DATA

        AccuMed's common stock is quoted on the Nasdaq SmallCap Market under the trading symbol "ACMI." On December 3, 1999, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $3.90 per share. Effective May 21, 1998, AccuMed effected a one-for-six reverse stock split on the common stock. The tables below sets forth, for the periods indicated, the range of high and low sales prices for the common stock on the Nasdaq SmallCap Market on a post- reverse stock split basis. At December 3, 1999, there were approximately 5,500 beneficial owners of common stock.


1997 FISCAL YEAR             High    Low
                            ------  -----
 First Quarter               26.63  14.44
 Second Quarter              24.75  18.00
 Third Quarter               22.88  13.50
 Fourth Quarter              18.00   5.63

1998 FISCAL YEAR
 First Quarter               13.88   3.75
 Second Quarter               8.63   1.31
 Third Quarter                2.06   0.56
 Fourth Quarter               2.75   0.31

1999 FISCAL YEAR
 First Quarter                1.91   0.59
 Second Quarter               1.31   0.72
 Third Quarter                1.22   0.47
 Fourth Quarter (through
   December 3, 1999)          3.97   0.56

                             SELLING SECURITYHOLDER

        The following table sets forth information as of December 3, 1999 with respect to the beneficial ownership common stock by the selling securityholder, based on 5,491,901 shares outstanding. AccuMed believes that the selling stockholder has sole voting and investment power with respect to all shares of common stock listed as beneficially owned by it. The selling stockholder is deemed to be the beneficial holder of securities that it can acquire by upon the exercise of warrants and other securities convertible into common stock within 60 days following December 3, 1999. The beneficial owner's percentage ownership is determined by including shares underlying securities which are exercisable or convertible into common stock by the holder within 60 days following December 3, 1999 and excluding shares underlying securities held by any other person. The percentage of shares owned after this offering is calculated assuming that 5,741,901 shares of common stock will be outstanding, which includes the 5,491,901 shares outstanding on December 3, 1999 and an additional 250,000 shares underlying the selling securityholder's convertible note which would have to be converted in order to sell the shares. Shares listed as held by Xillix Technologies Corp. include the 250,000 shares underlying its convertible note.



                                                              Shares to      Shares Beneficially
                             Shares Beneficially Owned       be Sold in             Owned
                                 Prior to Offering            Offering         After Offering
                           ------------------------------  ---------------  ---------------------
NAME                           Number          Percent                        Number     Percent
Xillix Technologies Corp.      250,000           4.4           250,000           0          *



-----------------------

* Represents less than 1%.

        AccuMed has agreed to indemnify the selling securityholder and the selling securityholder has agreed to indemnify AccuMed against certain civil liabilities, including liabilities under the Securities Act. Except as noted under the caption "Certain Relationships and Transactions" below, the selling securityholder has not held any office or maintained any material relationship with AccuMed or any of its affiliates during the past three years.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

        Set forth below is certain information regarding certain relationships and transactions between the selling securityholder and AccuMed during the past three years.

        On October 15, 1996, AccuMed acquired a two-thirds equity interest in Oncometrics for aggregate consideration of $4.0 million in cash. Of the consideration, $2.0 million was paid to the selling securityholder and former parent corporation of Oncometrics for 1,000,000 shares of previously outstanding common stock of Oncometrics pursuant to a Share Purchase Agreement between AccuMed and the selling securityholder dated August 16, 1996. The remaining $2.0 million was paid to Oncometrics in consideration for 1,000,000 newly issued shares of Oncometrics Stock pursuant to a Subscription Agreement.

        Between October 15, 1996 and June 25, 1998, a Shareholders Agreement was in effect between AccuMed and the selling securityholder pertaining to, among other things, capital contributions and corporate governance of Oncometrics, and restrictions and procedures for transfer of Oncometrics Stock. As part of that agreement, the selling securityholder was entitled to nominate one member of the Oncometrics board of directors. Pierre Leduc, President and Chief Executive Officer of the selling securityholder, served as a director and Secretary of Oncometrics during the term of that agreement.

        On June 25, 1998, AccuMed paid a purchase price of CND$500,000 in cash and the CND$500,000 Floating Rate Convertible Note to acquire from the selling securityholder the remaining one-third interest in Oncometrics. Oncometrics then became a wholly-owned subsidiary of AccuMed. The convertible note bears interest a the rate of the Canadian Imperial Bank of Commerce prime rate plus 2%, or a default rate of prime plus 6%, payable quarterly in arrears. The convertible note is convertible into shares of common stock in whole or part any time on or after June 25, 1999 at a current conversion rate of US$1.43 per share.

                              PLAN OF DISTRIBUTION

        The selling securityholder may sell the shares (1) in an underwritten offering or offerings, (2) through brokers and dealers, (3) "at the market" to or through a market maker or in an existing trading market, on an exchange or otherwise, for shares, (4) in other ways not involving market makers or established trading markets, including direct sales to purchasers, and (5) to the extent not prohibited by applicable securities law, in ways other than pursuant to the distribution plan presented in this prospectus.

        The distribution of the shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis.

        In connection with any underwritten offering, underwriters or agents may receive compensation from the selling securityholder for whom they may act as agents in the form of discounts, concessions or compensation in the form of discount, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        At any time a particular offer of the shares is made, if required, a prospectus supplement will be distributed that will set forth the names of the selling securityholder offering the shares, the aggregate amount of these the shares being offered and the terms of the offering, including the names or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. A prospectus supplement and, if necessary, a post-effective amendments to the registration statement of which this prospectus forms as part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of those shares of common stock.

        The selling securityholder and any underwriters, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters,and any profit on the sale of shares of common stock by the selling securityholder and any discount, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

        Under an agreement that may be entered into by AccuMed, underwriters, dealers, and agents who participate in the distribution of shares of Common stock may be entitled to indemnification by AccuMed against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which underwriters, dealers or agents may be required to make in respect thereof.

        The sale of the shares by the selling securityholder may also be effect from time to time by selling securityholder directly to purchasers or to or through certain broker-dealers. Sales may be made through any broker-dealer, acting as agent or principal, pursuant to any of the methods described below. Such sales may be made on Nasdaq or other exchanges on which the common stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

        The shares may also be sold in one or more of the following transactions: (1) a block transactions, which may involve crosses, in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (2) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus; (3) a special offering, an exchange distribution or a secondary distribution in accordance with applicable stock exchange rules; and (4) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. In effecting sales, broker-dealers engaged by the selling securityholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling securityholder in amounts to be negotiated immediately prior to the sale that will not exceed the customary in the type of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

        Brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of the shares. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act might be sold under Rule 144 rather than pursuant to this prospectus.

                                  LEGAL MATTERS

        The legality of the securities offered by this prospectus will be passed upon for AccuMed by our counsel, Joyce L. Wallach, Esq.

                                     EXPERTS

        The consolidated financial statements and schedules of AccuMed International, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years and the three-year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering (File No. 333-90637). In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site found at "http://www.sec.gov." You can also inspect our SEC filings at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contractor other document of AccuMed, the reference may not be complete, and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

        In addition, the SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information.

        We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated.

        - Our annual report on Form 10-K for the year ended December 31, 1998, including exhibits.

        - Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1999.

        - The description of our common stock and accompanying rights contained in amendment no. 1 to our registration statement on Form 8-A/A filed with the SEC on January 2, 1996.

        We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information we have incorporated by reference in this prospectus. You may request copies of this information, and we will provide it at no cost, by writing or telephoning us at:

        AccuMed International, Inc.
        920 North Franklin Street, Suite 402
        Chicago, Illinois 60610
        Attn:  Chief Executive Officer
        Telephone:  (312) 642-9200.

                           ACCUMED INTERNATIONAL,INC.





                                 250,000 Shares

                                  Common Stock

                                 --------------



                                   Prospectus

                                 ---------------





                               _____________, 1999







YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OF SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by AccuMed in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates (except for the SEC registration fee).



SEC registration fee                 $   122
Printing and engraving expenses      $ 4,000
Accounting fees and expenses         $10,000
Legal fees and expenses              $ 6,000
Blue Sky fees and expenses           $   500
Miscellaneous                        $   378
                                     -------
TOTAL                                $21,000



        None of these expenses will be paid by the selling securityholder pursuant to the terms of the agreement under which the shares of common stock to be sold hereby will be issued.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        AccuMed has provisions in its Certificate of Incorporation which eliminate the liability of AccuMed's directors to AccuMed and its stockholders for monetary damages to the fullest extent permissible under Delaware law and provisions which authorize AccuMed to indemnify its directors and agents by bylaws, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

        AccuMed's Bylaws provide that AccuMed shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

        AccuMed's officers and directors are covered by a director's and officer's liability insurance policy maintained by AccuMed. Under the insurance policy, AccuMed is entitled to be reimbursed for indemnity payments that it is required or permitted to make to its directors and officers.

ITEM 16.  EXHIBITS

        The following exhibits are filed herewith:

EXHIBIT
NUMBER     DESCRIPTION
------     -----------
  4.1      Certificate of Incorporation of the Registrant.(1)

  4.2 Certificate of Amendment to Certificate of Incorporation of the Registrant increasing authorized common stock.(2)

  4.5 Certificate of Amendment to Certificate of Incorporation of the Registrant effecting reverse stock split.(3)

  4.6      Specimen Certificate for common stock.(1)

  4.7      Bylaws of the Registrant.(1)

  4.8      Amendment No. 1 to Bylaws of the Registrant.(4)

  4.9 Floating Rate Convertible Promissory Note dated June 26, 1998 made by the Registrant in favor of Xillix Technologies Corp. in the original principal amount of CND$500,000.(5)

  5.1 Opinion of Joyce L. Wallach, Esq., counsel to the Registrant, regarding the legality of the securities offered hereby.

  23.1     Consent of Joyce L. Wallach, Esq., counsel to the Registrant,
           (contained in Exhibit 5.1).

  23.2     Consent of KPMG LLP.

  24.1 Powers of Attorney (contained in the signature page to the Registration Statement filed with the SEC on November 9, 1999).



------------------------
(1) Incorporated by reference to the Registrant's Transition Report of Form 10-KSB for the transition period ended December 31, 1995.

(2) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-28125) filed with the SEC on May 30, 1997.

(3) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-56393) filed with the SEC on June 9, 1998.

(4) Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1997.

(5) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-90637) filed with the SEC on November 9, 1999.

ITEM 17.  UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act") may be permitted to directors, officers and controlling persons of AccuMed pursuant to the foregoing provisions, or otherwise, AccuMed has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AccuMed of expenses incurred or paid by a director, officer or controlling person of AccuMed in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, AccuMed will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on December 8, 1999.


ACCUMED INTERNATIONAL, INC.

By:/s/Paul F. Lavallee, Chairman, Chief Executive Officer and Principal Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul F. Lavallee attorney-in-fact for the undersigned, with the power of substitution, for the undersigned in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents inc connection therewith, with the Securities and Exchange Commission, hereby certifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may lawfully do or causes to be done by virtue hereof.



Signature                           Title                                   Date
---------                           -----                                   ----
 /s/ Paul F. Lavallee               Chairman of the Board,                  December 8, 1999
-------------------------------     and Chief Executive Officer, and
(Paul F. Lavallee)                  Principal Accounting Officer
                                    (Principal Executive Officer and
                                    Principal Accounting Officer

 /s/ Mark Banister*                 Director                                December 8, 1999
-------------------------------
(Mark Banister)

 /s/ Jack H. Halperin*              Director                                December 8, 1999
-------------------------------
(Jack H. Halperin)

 /s/ Robert L. Priddy*              Director                                December 8, 1999
-------------------------------
(Robert L.  Priddy)

 /s/ Leonard M. Schiller*           Director                                December 8, 1999
-------------------------------
(Leonard M.  Schiller)

*By: /s/ Paul F. Lavallee
    ---------------------------
     by power of attorney

INDEX TO EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
  4.1          Certificate of Incorporation of the Registrant.(1)

  4.2 Certificate of Amendment to Certificate of Incorporation of the Registrant increasing authorized common stock.(2)

  4.5 Certificate of Amendment to Certificate of Incorporation of the Registrant effecting reverse stock split.(3)

  4.6          Specimen Certificate for common stock.(1)

  4.7          Bylaws of the Registrant.(1)

  4.8          Amendment No. 1 to Bylaws of the Registrant.(4)

  4.9 Floating Rate Convertible Promissory Note dated June 26, 1998 made by the Registrant in favor of Xillix Technologies Corp. in the original principal amount of CND$500,000.(5)

  5.1 Opinion of Joyce L. Wallach, Esq., counsel to the Registrant, regarding the legality of the securities offered hereby.

  23.1         Consent of Joyce L. Wallach, Esq., counsel to the Registrant,
               (contained in Exhibit 5.1).

  23.2         Consent of KPMG LLP.

  24.1 Powers of Attorney (contained in the signature page to the Registration Statement filed with SEC on November 9,1999).



------------------------
(1) Incorporated by reference to the Registrant's Transition Report of Form 10-KSB for the transition period ended December 31, 1995.

(2) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-28125) filed with the SEC on May 30, 1997.

(3) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-56393) filed with the SEC on June 9, 1998.

(4) Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1997.



(5) Incorporated by reference to the Registration Statement on Form S-3 (Regis. No. 333-90637) filed with the SEC on November 9, 1999.